March 12, 2018
New York Mortgage Trust, Inc.
275 Madison Avenue
New York, New York 10016

Re:	New York Mortgage Trust, Inc. Qualification as a Real Estate Investment Trust
Ladies and Gentlemen:
We have acted as counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale from time-to-time of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) with an aggregate sales price of up to $99,644,718 pursuant to a prospectus supplement filed on March 12, 2018 (the “Prospectus Supplement”) to the prospectus filed February 26, 2018 (the “Prospectus”) forming part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2016 (File No. 333-213316) (the “Registration Statement”) with respect to the offer and sale of shares of Common Stock, shares of preferred stock, par value $0.01 per share, of the Company and debt securities of the Company to be offered from time-to-time by the Company. You have requested our opinion regarding certain federal income tax matters.

In giving this opinion letter, we have examined the following:
1.the Company’s Articles of Amendment and Restatement;

2.the Company’s Bylaws;

3.the organizational documents for New York Mortgage Funding, LLC (“NYMF”), Hypotheca Capital, LLC (“Hypotheca”), NYMT Residential Tax, LLC (“NYMT Residential”), NYMT Residential Tax 2013-RP1, LLC (“Residential Tax 1”), NYMT Residential Tax 2013-RP2, LLC (“Residential Tax 2”), NYMT Residential Tax 2013-RP3, LLC (“Residential Tax 3”) and NYMT Residential Tax 2016-RP1, LLC (“Residential Tax 4”);

4.the Registration Statement, the Prospectus and the Prospectus Supplement;

5.the “taxable REIT subsidiary” (“TRS”) election for Hypotheca, which election, as amended, lists The New York Mortgage Company, Inc. and NYMC Loan Corporation as greater than 35%-owned subsidiaries;

6.the TRS election for NYMF;

7.the TRS election for NYMT Residential;

8.the TRS election for Residential Tax 1;

9.the TRS election for Residential Tax 2;

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10.the TRS election for Residential Tax 3;

11.the TRS election for Residential Tax 4;

12.the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018 (the “Form 10-K”); and

13.such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:
1.    each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.    during its taxable year ending December 31, 2018, and future taxable years, the Company has operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years, without regard to any qualifications as to knowledge or belief;
3.    the Company will not make any amendments to its organizational documents or the organizational documents of NYMF, Hypotheca, NYMT Residential, Residential Tax 1, Residential Tax 2, Residential Tax 3, Residential Tax 4 or any other subsidiary after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and
4.    no action will be taken by the Company, NYMF, Hypotheca, NYMT Residential, Residential Tax 1, Residential Tax 2, Residential Tax 3, Residential Tax 4 or any other subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we have also relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificate and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

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Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificate, and the factual matters discussed in (i) the Prospectus under the caption “Material Federal Income Tax Considerations” and (ii) the Form 10-K under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:
(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its short taxable year ended December 31, 2004 and its taxable years ended December 31, 2005 through December 31, 2017, and the Company’s organization and current and proposed method of operation (as described in the Officer’s Certificate) will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2018 and thereafter; and
(b)    the descriptions of the law and the legal conclusions in (i) the Prospectus under the caption “Material Federal Income Tax Considerations” and (ii) the Form 10-K under the caption “Additional Material Federal Income Tax Considerations” are correct in all material respects and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.
We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate.
The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof; and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. Additional issues may exist that could affect the federal income tax treatment of the transaction or matter that is the subject of this opinion, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.
Sincerely,

/s/ Vinson & Elkins LLP

VINSON & ELKINS LLP